Exhibit 99.1

      ViewCast Corporation Announces First Quarter 2004 Financial Results

     DALLAS--(BUSINESS WIRE)--May 17, 2004--

           Highlights Include Year over Year Quarterly Revenue and EPS
         Improvement, Exciting New Product Introductions, Debt to Equity
                                   Conversion

     ViewCast Corporation (OTCBB:VCST), a leading global provider of high-quality audio and video communications products and professional IT services, reported financial results for the first quarter ended March 31, 2004.

     First Quarter Results

     Revenues for the first quarter of 2004 were $5.0 million, an increase of 8% over the $4.6 million reported first quarter of 2003.
     Even as year over year quarterly revenues have risen, the company continued to rein in costs, bringing total operating expenses for the first quarter of 2004 down to $2.2 million, a 15% reduction from the $2.6 million reported in the same period of the prior year.
     "We are continuing to make significant progress," said George Platt, president and CEO. "We are taking the steps, both commercially and financially, to grow our market share and work toward profitability."
     The net loss for the first quarter of 2004 was $436,000 or ($0.03) per share, compared to a loss of $821,000 or ($0.05) per share in the first quarter of 2003.
     First quarter EBITDA (earnings before interest, taxes, depreciation, amortization and other income/expense items) was a loss of $49,000 an improvement from the EBITDA loss of $375,000 reported in the first quarter of 2003. The Company considers EBITDA to be an important measure of performance because it reflects one of the funding resources available to the Company's operations that can be used to evaluate the actual performance of the Company.

     Convertible Debentures

     ViewCast also announced that to date, the Company has received notices of conversion accounting for $870,000 of the $950,000 of 7% Senior Convertible Notes outstanding. The notes will be exchanged for common stock at an adjusted conversion price of $0.41 per share. The conversion will significantly reduce the Company's ongoing interest expense, removing a considerable hurdle as it works toward profitability. The Senior Convertible Notes will be exchanged for approximately 2.1 million additional shares of common stock and approximately 636,000 three-year warrants exercisable at $0.45 per common share.
     "Converting our Senior Convertible Notes to equity is a significant milestone for ViewCast," stated Laurie Latham, ViewCast CFO. "The conversion to equity relieves the Company of a significant interest burden, lowering our overall expenses, while freeing up additional resources for the development of our next-generation solutions."

     Business Highlights

     ViewCast has recently made several exciting new product introductions. Most recently, the Company announced the release of Niagara SchedulStream(TM), the company's new application control software for scheduling the management of Windows Media and Real Networks streaming video encoding. SchedulStream automates both live and on-demand encoding functions of ViewCast's Niagara Streaming Systems for simplified operations and streamlined workflows.
     ViewCast also recently launched the Osprey-300, which combines the video streaming capabilities of Osprey Video capture cards and the features of a standard IEEE-1394 DV connector extending ViewCast's customer base into the non-linear video editing market. The Osprey-300 is the first streaming capture card that offers high-performance analog video capture plus the latest in DV capture and device control technology for under $500. The Osprey-300 is also the first ViewCast capture card to be certified for Adobe(R) Premiere(R) Pro, Adobe's award-winning non-linear editing software.
     Besides these product announcements, ViewCast announced two new industry partnerships during the first quarter of 2004. ViewCast has become an Adobe Partner and also a Macromedia Business Alliance Partner. ViewCast's partnership with Macromedia was announced in conjunction with Osprey Video's compatibility with Macromedia's Flash Communications Server in providing live and on-demand Flash video creation for streaming to Flash players. ViewCast's Osprey Video is the only certified video capture hardware for live and on-demand creation of Flash video.

     About ViewCast Corporation

     ViewCast develops multiple video and audio communications products for delivering content dynamically via a variety of networks and includes Osprey(R) Video capture cards, Niagara(TM) video encoders/servers and ViewCast IVN enterprise software and systems. Our products address the video capture, processing and delivery requirements for a broad range of applications and markets. ViewCast also provides professional IT services focused on merged data and video networks through its wholly owned subsidiary Delta Computec Inc.
     Visit the company's Web site (http://www.viewcast.com) for more information.

     Safe Harbor Statement

     Certain statements, including those made by George Platt and Laurie Latham and those regarding business outlook, contain "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the company to service its debt; continued losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements; increased competition in the video communications and IT services market; the ability of the company to maintain current and develop future relationships with third party resellers, manufacturers and suppliers; the ability of the company to meet governmental regulations; and the ability of the company to obtain and enforce its patents and avoid infringing upon third parties' patents. The company will not update the guidance or targets given in these statements during the next reporting period or comment on its progress in the next reporting period to analysts or investors until after it has closed its books on that reporting period. Any statements by persons outside the company speculating on the progress of the quarter will not be based on internal company information and should be assessed accordingly by investors. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.
     All trademarks are property of their respective holders.


                              VIEWCAST CORPORATION
                              OPERATING HIGHLIGHTS
                                   (Unaudited)
                   (In thousands -- except per share amounts)


                                                Three Months Ended
                                                      March 31
                                                2003         2004
                                                ----         ----
Net sales                                     $4,629       $4,979

Cost of sales                                  2,621        3,009
                                              ------       ------
Gross profit                                   2,008        1,970

Total operating expenses                       2,597        2,211
                                              ------       ------
Operating loss                                  (589)        (241)

Total other income (expense)                    (232)        (195)
                                              ------       ------
Net loss                                       $(821)       $(436)
                                              ======       ======

Net loss per common share:
 Basic and diluted                            $(0.05)      $(0.03)
                                              ======       ======

Weighted average number of
 common shares outstanding:                   20,561       20,689



                              VIEWCAST CORPORATION
                 RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
                                   (Unaudited)
                                 (In thousands)

                                                Three Months Ended
                                                      March 31
                                                2003         2004
                                                ----         ----
Net loss                                       $(821)       $(436)

Depreciation and amortization                    214          192

Total other (income) expense                     232          195
                                              ------       ------
EBITDA                                         $(375)        $(49)
                                              ======       ======


    CONTACT: ViewCast Corporation, Dallas
             Laurie Latham, 972-488-7200
             or
             Investor Relations:
             Shelton Investor Relations
             Barry Sievert, 972-239-5119 x134
             bsievert@sheltongroup.com